Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the ___day of September, 2006 by and between Patrick J. McEnany (the “Employee”), and Catalyst Pharmaceutical Partners, Inc., a Delaware corporation (the “Company”).
     WHEREAS, the Company desires to continue to employ the Employee and the Employee wishes to perform services for the Company pursuant to the terms of this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained, herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:
1.	Employment and Term: Service as a Board Member. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, as the President and Chief Executive Officer (such position, referred to herein as the Employee’s “Position”) for a period commencing on the closing date of the Company’s initial public offering, as contemplated by the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (File No. 333-136039) (the “Effective Date”) and continuing until the earlier of: (a) the third anniversary of the Effective Date, or (b) termination of the Employee in accordance with Section 7 of this Agreement (the “Term”). On the third Anniversary of the Effective Date, unless this Agreement is renewed by written agreement between the Company and the Employee, the Employee will become an “at will” employee and his employment may be terminated at any time, for any reason or no reason, with or without Cause, by him or by the Company; provided, however, that if the Employee’s employment is terminated without Cause or for Good Reason following such non-renewal, then, subject to the provisions of Section 7.5 or Section 7.6 of this Agreement (as applicable), the Company will continue to pay to the Employee his then current Base Salary for the twelve (12) month period following such date of termination. In addition and for no additional consideration, Employee hereby agrees to serve as a member of the Company’s Board of Directors (the “Board”) to the extent elected by the shareholders of the Company and consistent with the by-laws of the Company as they may be amended from time-to-time. This Agreement supercedes the Employment Agreement between the parties hereto dated January 1, 2005, which shall be of no further force or effect as of the Effective Date.

2.	Duties and Responsibilities.
2.1.	Generally. During the Term, Employee hereby agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties: (i) as shall be specified and designated from time-to-time by the Board; and (ii) customarily performed by the Chief Executive Officer of a business of the size and nature similar to that of the Company. During the Term, Employee shall report directly to the Board. Without limiting the generality of the foregoing, the Employee will be responsible for the overall well being of the Company.

2.2.	Travel Obligations. Employee acknowledges that his Position will require travel from time-to-time for Company business.

2.3.	Primary Location. On the Effective Date, Employee’s business location of record will be Coral Gables, Florida.
3.	Other Business Activities. During the Term, the Employee will not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, directly or indirectly engage in any other business activity or pursuit whatsoever, except such activities in connection with any charitable or civic activities or serving as an executor, trustee or in other similar fiduciary capacity as do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement. Further, Employee may also serve as an outside director on the Board of Directors up to three (3) public companies, so long as it does not interfere with his performance for and obligations to the Company.

4.	Compensation
4.1.	Base Salary. The Company shall pay the Employee, and the Employee hereby agrees to accept, as compensation for all services rendered by Employee in any capacity under this Agreement or otherwise in consideration for the covenants referenced in Section 5 of this Agreement, base salary at the annual rate of Three Hundred Fifteen Thousand Dollars ($315,000) less applicable withholding (as the same may hereafter be adjusted, the “Base Salary”). Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time-to-time. The Board (excluding Employee in his capacity as a member of the Board), or any committee of the Board charged with that responsibility shall review the performance of Employee annually, on or about the anniversary of the Effective Date and make such appropriate adjustments to the Employee’s Base Salary in their discretion, as they may determine.

4.2.	Annual Bonus Program. For each calendar year of the Agreement, Employee will be eligible to participate in any annual bonus programs (the “Annual Bonus”) established by the Board (excluding Employee in his capacity as a member of the Board) from time-to-time for the benefit of Company management, in each case to the extent Employee is eligible under the terms of such annual bonus program.

4.3.	Benefits and Expenses. The Employee shall be eligible to participate in the benefit plans and programs (including without limitation, the sick leave, holidays and retirement plans or programs) that are available to other employees of the Company generally on the same terms as such other employees (excluding any equity-based compensation plan, program or policy), in each case to the extent that the Employee is eligible under the terms of such plans or programs. Employee shall be eligible for expense allowances and/or reimbursements for reasonable expenses incurred in connection with the performance of his duties hereunder as are consistent with the Company’s usual practice and policies with respect to such allowances and reimbursements.

4.4.	Vacation. In addition to paid holidays recognized by the Company from time-to-time, Employee shall be entitled to three calendar weeks of paid vacation during any calendar year of the Term of this Agreement. Vacation accrued with respect to any calendar year will be forfeited if Employee does not take such vacation prior to the last day of such calendar year unless Employee receives, prior to such last day, written confirmation from the Board that such vacation will not be forfeited.
4.5.	Withholding. The Base Salary and all other payments made under this Agreement are inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Employee’s wages by the Company, and which will be withheld and paid in accordance with applicable law and the Company’s normal payroll practices.
5.	Confidentiality. Employee agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, clinical data or information about the Company’s product development efforts, programs, techniques, practices or strategies, or future development plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Employee shall provide the Company or any of its affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing Employee shall not at any time libel, defame, ridicule or otherwise disparage the Company.

Employee agrees that all work done in the name of or on behalf of the Company is deemed the property of the Company pursuant to this Agreement.

6.	Restrictive Covenants. In consideration of his employment and the other benefits arising under this Agreement, the Employee agrees that during the Term and for a period of one (1) year following the termination of this Agreement in accordance with section 7 hereof, Employee shall not, directly or indirectly,
6.1.	alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, engage in any business which competes, directly or indirectly, with any business of the Company; provided, however, that the beneficial ownership of less than one percent

(1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this section;
6.2.	for any reason, (i) induce any customer of the Company or any of its affiliates to patronize any business directly or indirectly in competition with the businesses conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its affiliates does business; (ii) canvass, solicit or accept from any customer of the Company or any of its affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its affiliates to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company or any of its affiliates; or

6.3.	for any reason, employ, or knowingly permit any company or business entity directly or indirectly controlled by him to employ, any person who was employed by the Company or its affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.

The provisions of this Section shall apply to Employee whether or not Employee’s employment with the Company has been terminated for Cause or without Cause and whether or not the Company is required to pay Employee severance benefits. Notwithstanding the foregoing, if this Agreement expires by its terms at the end of the Term or if Employee is terminated without Cause, the provisions of this Section 6 shall apply to Employee only if the Company provides Employee with all of the severance benefits which it would be obligated to provide him as if the Employee had been terminated from his employment with the Company without Cause.
7.	Termination. The Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 6. Upon termination, the Employee shall be entitled only to such compensation and benefits as described in this Section 7.
7.1.	Termination for Disability.
7.1.1.	In the event of the Disability (as hereinafter defined) of the Employee, the Employee’s employment and/or his performance of service as a member of the Board may be terminated by the Company by notice to the Employee.

7.1.2.	In the event of a termination of the Employee’s employment pursuant to Section 7.1.1: (i) the Employee will be entitled to receive any accrued and unpaid Base Salary and Annual Bonus through the date of such termination (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to the termination of employment), including without limitation, payment prescribed under any disability plan or arrangement in which he is a participant or to which he is a party in his capacity as an employee of the Company; (ii) the Company shall continue to pay Employee his Base Salary at the time of the Disability for a period of one (1) year following such disability, such payments to be made in accordance with normal payroll practices, except that such payments may be reduced or eliminated by the amount paid with respect to such disability by any disability insurance policy that the Company may purchase for the benefit of the Employee; and (iii) if the Employee and/or his spouse or eligible dependents elect continuation of medical and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the full premium cost of such participation for a period of twenty-nine (29) months following the date of such termination or until the Employee or his spouse or dependents cease to be eligible for participation under COBRA, whichever is shorter. Except as specifically set forth in this Section 7.1, or to the extent provided under any Company-provided disability benefits policy, the Company shall have no other liability or obligation to the Employee for compensation or benefits by reason of such termination.
7.1.3.	For purposes of this Section 7.1, “Disability” shall mean a physical or mental condition that entitles the Employee to benefits under the Company’s long-term disability policy which covers the Employee, if any, or, in the absence of coverage under any such policy, a disability which prevents the Employee from performing his duties, with or without a reasonable accommodation, under this Agreement for forty-five (45) calendar days during any period of 180 calendar days. The Company will notify the Employee of commencement of the disability period, which period cannot commence more than fourteen (14) calendar days prior to the date of the notice. The determination of whether the Employee has a Disability will be made by the Board (excluding Employee in his capacity if a member of the Board). Any dispute as to whether the Employee is or was prevented from performing his duties under this Agreement because of a physical or mental disability or incapacitation, whether his disability or incapacity has ceased or whether he is able to resume his duties under this Agreement shall be finally and conclusively decided by a licensed physician chosen by the Company, and any such determination by the physician shall be conclusive and binding on the parties hereto. The Employee must submit to all tests and examinations and provide all information as requested by the physician.
7.2.	Termination by Death. Employee’s employment shall automatically be terminated on his death. Employee’s executors, legal representatives or administrators shall receive any accrued and unpaid Base Salary and Annual Bonus through the date of the Employee’s death (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to the Employee’s death). Employee’s estate shall also be paid, for a period of one (1) year following the date of the Employee’s death, the Employee’s Base Salary at the time of his death, in accordance with normal payroll practices. The Company may reduce or eliminate such payments to the extent that Employee’s estate (or a beneficiary designated by the Employee) is paid such amounts from a life insurance policy purchased for the benefit of the Employee by the Company. In addition, if the Employee’s spouse and/or eligible dependents elect continuation of medical and/or dental benefits under COBRA, the Company will pay the full premium cost of such participation for a period of twenty-four (24) months following the date of the Employee’s death or until the Employee’s spouse or dependents cease to be eligible for participation under COBRA, whichever is shorter. Except as specifically set forth in this Section 7.2, or to the extent provided under any Company-provided life insurance policy, the Company shall have no other liability or obligation hereunder to the Employee’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of the Employee’s death.
7.3.	Termination by the Employee Without Good Reason. Upon thirty (30) days’ prior written notice to the Board, the Employee may terminate his employment and his performance of service as a member of the Board with the Company without Good Reason (as defined below) and for a reason other than those identified in Section 7.1 or Section 7.2 of this Agreement. In the event of a termination of the Employee’s employment and his performance of service as a member of the Board pursuant to this Section 7.3, the Employee shall be entitled to receive any accrued and unpaid Base Salary and Annual Bonus through the date of such termination (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to such date). All other Base Salary and Annual Bonus shall cease at the effective date of such termination. Except as specifically set forth in this Section 7.3, the Company shall have no other liability or obligation hereunder by reason of such termination.

7.4.	Termination By the Company for Cause.
7.4.1.	Upon written notice to the Employee from the Board or an appropriate officer of the Company designated by the Board, the Company may terminate the Employee’s employment at any time for Cause as defined in Section 7.4.3 of this Agreement.

7.4.2.	In the event of a termination of the Employee’s employment pursuant to Section 7.4.1, the Employee shall be entitled to receive accrued and unpaid Base Salary and Annual Bonus through the date of such termination (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to the termination of employment). All other Base Salary and Annual Bonus shall cease at the effective date of such termination. Except as specifically set forth in this Section 7.4, the Company shall have no other liability or obligation hereunder by reason of such termination.

7.4.3.	For purposes of this Agreement, “Cause” shall mean, without limitation, as determined by the Board in good faith (excluding Employee in his capacity if a member of the Board): (i) commission by Employee of any act of fraud or any act of misappropriation or personal dishonesty relating to or involving the Company in any way; (ii) the Employee’s willful failure, neglect or refusal to perform, or gross negligence in the performance of, his material duties and responsibilities or any express direction of the Company (other than the failure, neglect or refusal to perform an unlawful act), or any violation of any rule, regulation, policy or plan established by the Company from time-to-time regarding the conduct of its employees and/or its business, if such violation is not remedied by the Employee within ten (10) days of receiving notice of such violation from the Company; (iii) Employee’s violation of any obligation of this Agreement that is not remedied by the Employee within ten (10) days after receiving notice of such violation from the Company; or (iv) Employee’s arrest for, conviction of or plea of nolo contendere to a crime constituting a felony.

7.4.4.	The Employee shall not, under any circumstances, be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a Board resolution (the “Board Resolution”) duly adopted by the affirmative vote of not less than fifty one percent (51%) of the Board (with Employee not being permitted to vote on this matter) at a meeting of the Board held for that purpose. Any such Board Resolution, which in the event of an alleged termination for Cause under Sections 7.4.3 (ii) and (iii) hereof shall be dated no sooner than ten (10) days after such notice has been deemed to have been given to the Employee and the Employee shall have had an opportunity, together with counsel, to be heard before the Board, shall find that in the good faith opinion of the Board, the Employee was guilty of conduct constituting Cause and specifying the particulars thereof in detail.
7.5.	Termination by the Company Without Cause.
7.5.1.	Upon written notice to the Employee from the Board or an appropriate officer of the Company designated by the Board, the Company may terminate the Employee’s employment at any time without Cause.

7.5.2.	In the event of a termination of the Employee’s employment pursuant to Section 7.5.1: (i) the Company will pay to Employee any earned but unpaid Base Salary through the date of such termination; (ii) the Company will reimburse the Employee’s unreimbursed business expenses pursuant to Section 4.3 for all expenses incurred in the performance of his duties prior to the date of such termination; (iii) the Company will pay to Employee any earned and accrued but unpaid Annual Bonus as of the date of such termination; (iv) commencing on the day immediately following “the date of such termination, the Company will continue to pay to the Employee his then current Base Salary until the expiration of the later of: (a) the third anniversary of the Effective Date, or (b) the twelve (12) month period following such date of termination without Cause; provided, however, that if Employee is terminated without Cause following a Change in Control (as defined below), the Company will continue to pay to Employee his then current Base Salary until the expiration of the later of: (a) the third anniversary of the Effective Date, or (b) the twenty-four (24) month period following such date of termination, which amount shall be paid as a lump sum within thirty (30) days after the date of termination, or, at the Company’s election, in accordance with the Company’s payroll practices in effect from time-to-time. Except as specifically set forth in this Section 7.5, the Company shall have no other liability or obligation hereunder by reason of such termination.

7.5.3.	Notwithstanding any other provision in this Agreement to the contrary, Employee hereby agrees and acknowledges that he will not be entitled to and the Company shall have no obligation to pay or provide any amount or benefit provided under Section 1 or Section 7.5 of this Agreement unless Employee executes and delivers to the Company and does not revoke a release satisfactory to the Company in a manner consistent with the requirements of the Age Discrimination in Employment Act.

7.6.	Termination by the Employee for Good Reason.
7.6.1.	The Employee may terminate the Employee’s employment and his performance of service as a member of the Board at any time for Good Reason (as hereinafter defined), upon written notice from the Employee to the Company in connection with his resignation for Good Reason setting forth the effective date of termination (which shall not be less than thirty (30) business days from the date such notice is given).

7.6.2.	In the event of a termination of the Employee’s employment for Good Reason pursuant to Section 7.6.1: (i) the Company will pay to Employee any earned but unpaid Base Salary through the date of such termination; (ii) the Company will reimburse the Employee’s unreimbursed business expenses pursuant to Section 4.3 for all expenses incurred in the performance of his duties prior to the date of such termination; (iii) the Company will pay to Employee any earned and accrued but unpaid Annual Bonus as of the date of such termination; (iv) commencing on the day immediately following the date of such termination, the Company will continue to pay to the Employee his then current Base Salary until the expiration of the later of: (a) the third anniversary of the Effective Date, or (b) the twelve (12) month period following such date of termination for Good Reason; provided, however, that if Employee terminates his employment and performance of service as a member of the Board for Good Reason following a Change in Control, the Company will pay to Employee his then current Base Salary until the expiration of the later of: (a) the third anniversary of the Effective Date, or (b) the eighteen (18) month period following such date of termination, which amount shall be paid as a lump sum within thirty (30) days after the date of termination, or, at the Company’s election, in accordance with the Company’s payroll practices in effect from time-to-time. Except as specifically set forth in this Section 7.6, the Company shall have no other liability or obligation hereunder by reason of such termination.

7.6.3.	Notwithstanding any other provision in this Agreement to the contrary, Employee hereby agrees and acknowledges that he will not be entitled to and the Company shall have no obligation to pay or provide any amount or benefit provided under Section 1 or Section 7.6 of this Agreement unless Employee executes and delivers to the Company and does not revoke a release satisfactory to the Company in a manner consistent with the requirements of the Age Discrimination in Employment Act.

7.6.4.	For purposes of this Agreement, “Good Reason” shall mean, as determined by the Company, the first occurrence of either: (i) any material alteration by the Company of Employee’s positions, functions, duties or responsibilities that is not remedied by the Company within ten (10) days after receiving notice of such material alteration from Employee, including any change that (a) alters Employee’s reporting responsibility or (b) causes Employee’s Position with the Company to become of less importance than the applicable positions; (ii) a material decrease in Employee’s Base Salary that has not been agreed to by the Employee; (iii) failure of the Company to perform any of its obligations under this Agreement that are not remedied by the Company within ten (10) days after receiving notice of such failure to perform from Employee; or (iv) relocation of the principal office of the Company outside fifty (50) miles of the greater Miami, Florida area; provided, however, that Employee’s consent to any event which would otherwise constitute “Good Reason” shall be conclusively presumed if Employee does not exercise his rights hereunder within ninety (90) days of the event.
7.6.5.	For purposes of this Agreement, “Change in Control” means: (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by stockholders made as part of an underwritten public offering of the common stock of the Company) by stockholders of the Company, in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the then outstanding capital stock of the Company to one or more Persons (other than to Employee or a “group” (as that term is defined under the Securities Exchange Act of 1934) in which Employee is a member); (ii) the sale of substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization); or (iii) the liquidation or dissolution of the Company.
8.	Parachute Payments. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Employee to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by an independent, certified public accountant selected by the Employee and reasonably acceptable to the Company. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 8), the amount of such underpayment or overpayment will be immediately paid by the Company to the Employee or refunded by the Employee to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Employee (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

9.	Representations. The Employee represents and warrants to the Company that:
9.1.	there are no restrictions, agreements or understandings whatsoever to which the Employee is a party which would prevent or make unlawful the Employee’s execution of this Agreement or the Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by the Employee of his obligations hereunder;
9.2.	the Employee’s execution of this Agreement and the Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Employee is a party or by which the Employee is bound; and
10.	Survival of Provisions. The provisions of this Agreement set forth in Sections 5 through 8 and 10 through 18 hereof shall survive the termination of the Employee’s employment hereunder.

11.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither the Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto, except that, without such consent, the Company may assign this Agreement to an Affiliate or any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, subject, however, to the Employee’s rights as to termination as provided in Section 7 hereof.

12.	Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:
If to Employee:
Patrick J. McEnany
_________________________
_________________________
If to the Company:
Catalyst Pharmaceutical Partners, Inc.
220 Miracle Mile, Suite 234
Coral Gables, Florida 33134
Attn: Chief Financial Officer

With a copy to:
Philip B. Schwartz, Esq.
Akerman Senterfitt
One Southeast Third Avenue
Miami, Florida 33131
or to such other address as either party may from time-to-time duly specify by notice given to the other party in the manner specified above.
13.	Waiver of Personal Liability. To the extent permitted by applicable law. Employee hereby acknowledges and agrees that he shall have recourse only to the Company (and its successors-in-interest) with respect to any claims he may have for compensation or benefits arising in connection with his employment, whether or not under this Agreement or under any other plan, program, or arrangement, including, but not limited to, any agreements related to the grant or exercise of equity options or other equity rights in the Company. To the extent permitted by applicable law, the Employee hereby waives any such claims for compensation, benefits and equity rights against officers, directors, managers, members, stockholders, or other representatives in their personal or separate capacities.

14.	Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

15.	Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

16.	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without regard to its rules on conflict of laws.

17.	Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

18.	Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

19.	Legal Fees; Limitations. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement and the Employee is the prevailing party, he shall be entitled to recover, in addition to any other relief, all reasonable attorney’s fees, costs and disbursements. In the event that the provisions of Sections 5 or 6 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.
20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be made this ___day of ___, 2006.

EMPLOYEE
/s/
Patrick J. McEnany

CATALYST PHARMACEUTICAL PARTNERS, INC.
By:	/s/
Jack Weinstein
Vice President and Chief Financial Officer

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